Exhibit 99.1

Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release

For release: Immediately
For further information contact: Paul Farquhar

TECH/OPS SEVCON REPORTS FIRST QUARTER RESULTS

Southborough, Mass. January 27, 2009..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported a net loss of $141,000, or $.04 per share, for the first quarter ended December 27, 2008.

First quarter fiscal 2009 compared to first quarter fiscal 2008

•
Sales of $6.83 million were $3.41 million lower than in the first quarter last year.  Shipment volumes were $2.52 million lower and the strengthening of the US dollar against both the Euro and the British pound reduced reported sales by $0.90 million. Lower volume shipments were due to a reduction in order intake in the first fiscal quarter compared to last year.

•
Operating income of $73,000 was $512,000 lower than the $585,000 reported for the first quarter last year. The reduction in shipment volumes and foreign currency fluctuations adversely impacted operating income by $1,154,000 and $36,000 respectively; the effect of business restructuring implemented last fiscal year improved operating income by $678,000.

•
The Company recorded a net loss for the first fiscal quarter of $141,000 compared to a net income of $313,000 in the first quarter of last year. Lower shipment volumes and the impact of foreign currency changes reduced net income by $750,000 and $161,000 respectively; this was partially offset by restructuring savings of $457,000. Stockholders equity declined by $1.2 million in the first fiscal quarter as a result of the net loss, as well as a reduction in asset values due to the effect of foreign currency fluctuations.

•	Net loss per share for the quarter was $0.04; compared to net income per share of $0.10 last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles’ batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

First Quarter 2009 Financial Highlights (unaudited)
(in thousands except per share data)

	Three months ended

	December 27	December 29
	2008	2007

Net sales	$6,827	$10,243

Operating Income	73	585

(Loss) / Income before income taxes	(218)	482

Net (Loss) / Income	$(141)	$313

Basic (Loss) / Income per share	$(.04)	$.10

Diluted (Loss) / Income per share	$(.04)	$.10

Cash dividend per share	$-	$.03

Average shares outstanding	3,226	3,188

Summarized Balance Sheet Data

	(in thousands of dollars)
	December 27, 2008 (unaudited)	September 30, 2008 (derived from audited statements)

Cash and cash equivalents	$744	$1,630

Receivables	5,901	7,087
Inventories	4,733	4,970
Prepaid expenses and other current assets	757	862
Total current assets	12,135	14,549
Long-term assets	4,783	5,206
Total assets	$16,918	$19,755

Current liabilities	$4,734	$6,277
Liability for pension benefits	290	378
Other long-term liabilities	44	54
Stockholders’ equity	$11,850	$13,046
Total liabilities and stockholders’ investment	$16,918	$19,755